                                                                    EXHIBIT 10.1

                                 LOAN AGREEMENT

This Loan Agreement is made as of February 7,2003.

BETWEEN :

         SCOTIABANK (CAYMAN ISLANDS) LTD., a banking institution organised and existing under the laws of the Cayman Islands, with its principal place of business located at Scotiabank Centre, Cardinal Avenue, George
         Town, Grand Cayman,

         - AND -

         CONSOLIDATED WATER CO. LTD., a company incorporated in the Cayman Islands, with its registered office located at P.O. Box 1114 GT, Trafalgar Place, George Town, Grand Cayman, Cayman Islands,

WHEREAS

                  A) The Borrower is the registered proprietor with absolute title to parcels 8 and 469 in Block 9A of the West Bay North East Registration Section of Grand Cayman, parcels 8 and 40 in Block 11D of the West
                           Bay Beach North Registration Section of Grand Cayman, and is also the proprietor of a leasehold interest in parcel 79 REM 1 / 2 in Block 12D of the West Bay Beach South Registration Section of Grand Cayman (all such parcels of land being hereinafter referred to as "the Property") the same being more particularly described and depicted respectively in the Land Registers and Registry Maps annexed hereto as Schedule "A".

                  B) The Bank has agreed to make available to the Borrower three Loans for the purposes herein set forth, in the maximum aggregate amount of THIRTY NINE MILLION ONE HUNDRED THOUSAND UNITED STATES DOLLARS ($39,100,000.00) in consideration of the various representations, warranties, covenants, security and other undertakings hereinafter set forth, made or agreed by the Borrower.
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                  C)       The Borrower has agreed to borrow up to an aggregate
                           maximum of such amount constituting the three Loans as more fully set out hereunder.

NOW THEREFORE in consideration of the premises and the mutual agreements hereinafter contained, it is hereby agreed by and between the parties as follows:

                                    SECTION 1
                     DEFINITIONS AND RULES OF INTERPRETATION

SECTION 1.1       DEFINED TERMS

         Except as otherwise expressly provided herein, capitalized terms used in this Agreement and its Schedules and Exhibits shall have the respective meanings assigned to such terms in Appendix A hereto.

SECTION 1.2       ACCOUNTING:PRINCIPLES

         Except as otherwise,provided in this Agreement, all computations and determinations as to financial matters, and all financial statements to be delivered under this Agreement shall be made or prepared in Dollars in accordance with U.S. GAAP (including principles of consolidation where appropriate) applied on a consistent basis.

                                    SECTION 2
                                THE WORKING LOAN

SECTION 2.1       WORKING LOAN

                  (a) The Bank agrees, upon the terms and conditions set forth in this Agreement, to grant to the Borrower the Working Loan, and the Borrower agrees to accept such Working Loan from the Bank.

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                  (b)      The aggregate maximum amount of advances under the
                           Working Loan that may be outstanding at any time shall be the lesser of i) the Borrowing Base or ii) two million Dollars ($2,000,000.00).

                  (c) The Working Loan, in a maximum principal amount of two million Dollars ($2,000,000.00), shall take the form of: (i) a revolving overdraft facility evidenced by the records of the Bank; and (ii) the GOCI Letter of Credit. The Working Loan will be payable as provided herein, will be subject to all the relevant conditions as set out herein, and will be secured by the Security Documents as provided in this Agreement.

                  (d) Upon the termination of the GOCI Letter of Credit in accordance with the terms contained therein or upon the reimbursement by the Borrower of any amount drawn under the GOCI Letter of Credit by the beneficiary thereof, such amounts so retired or reimbursed shall constitute undrawn amounts under the Working Loan and shall become available to Borrower for the purposes of requesting further advances in accordance with the terms hereof.

SECTION 2.2       PURPOSE OF THE WORKING LOAN

         The proceeds of the Working Loan shall be utilized by the Borrower to:
(i) finance the Working Capital requirements of the Borrower; and (ii) issue the GOCI Letter of Credit.

SECTION 2.3       ADVANCES FROM THE WORKING LOAN

                  (a) Provided that all the conditions precedent as set out in Sections 11 and 12 hereunder have been met and the Borrower is in compliance with all the terms and conditions set out in this Agreement, then the Borrower shall be entitled

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                  from time to time as and when required to draw from this
                  Working Loan,

                                    SECTION 3
                    THE ACQUISITION LOAN AND THE BRIDGE LOAN

SECTION 3.1       PURPOSE OF THE ACQUISITION LOAN

         The proceeds of the Acquisition Loan shall be utilized by the Borrower to finance the Acquisition and to pay existing credit facilities which the Borrower currently has in place with other financial institutions.

SECTION 3.2       THE ACQUISITION LOAN AND POST ACQUISITION REVOLVING LOAN

                  (a) The Bank agrees, upon the terms and conditions set forth in this Agreement, to grant to the Borrower the Acquisition Loan, and the Borrower agrees to accept the Acquisition Loan from the Bank, in the aggregate maximum amount of twenty million Dollars ($20,000,000.00).

                  (b) Upon the request of the Borrower, the Acquisition Loan may, with the Bank's prior written approval, such approval to be in the sole discretion of the Bank, be converted into the Post Acquisition Revolving Loan provided that: (i) the Borrower has repaid to the Bank all amounts outstanding under the Bridge Loan; and (ii) the Borrower and the Bank shall have come to a written agreement as to applicable terms which shall govern the Post Acquisition Revolving Loan.

                  (c) In the event that the Acquisition Loan is converted to the Post Acquisition Revolving Loan, and the Borrower is in compliance with all the terns and conditions set out in this Agreement, then the Borrower shall be entitled from time to time as and when required to draw from the Post Acquisition Revolving Loan. The Post Acquisition Revolving Loan will be a revolving facility evidenced by a promissory note (if deemed necessary by the Bank).

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SECTION 3.3       PURPOSE OF THE BRIDGE LOAN

         The proceeds of the Bridge Loan shall be utilized by the Borrower to finance the Acquisition.

SECTION 3.4       THE BRIDGE LOAN

         The Bank agrees, subject to the completion of the Acquisition and upon the terms and conditions set forth in this agreement, to grant to the Borrower the Bridge Loan, and the Borrower agrees to accept the Bridge Loan from the Bank, in the aggregate maximum amount of seventeen million one hundred thousand Dollars ($17,100,000.00).

SECTION 3.5       THE ACQUISITION AND BRIDGE LOANS

         The Acquisition Loan and the Bridge Loan will be payable as provided herein, will be subject to all the relevant conditions as set out herein, and will be secured by the Security Documents as provided in this Agreement.

SECTION 3.6       ADVANCES

         Whenever the Borrower wishes to draw down an Advance under either the Acquisition or Bridge Loans:

                  (a) It shall give a Drawdown Notice to the Bank in relation to the relevant Loan in the form of Schedule 3.6(a). Each Drawdown Notice shall specify;

                           (i)      the Drawdown Date (which shall be a Business
                                    Day),

                           (ii) the amount of the Advance or Advances, which shall be not less

                                                                               5
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                                    than five hundred thousand Dollars
                                    $500,000.00, and

                           (iii)    the Interest Period or Interest Periods.

                  (b) A Drawdown Notice in relation to each of the Acquisition and Bridge Loans may be given to the Bank no more frequently than monthly but may relate to more than one Advance.

SECTION 3.7

         The Bank shall have no obligation to make any Advance under any such Drawdown Notice unless:

                  (a) All documents, certificates etc. referred to in Sections 11 and 12 have been. received;

                  (b) at the time when the Drawdown Notice is received by the Bank and at the time for making the Advance referred to in such Drawdown Notice, the representations and warranties made by Borrower in this Agreement and any other documents delivered by the Borrower to the Bank are true and accurate in all material respects at such times respectively as if repeated therein;

                  (c) at each such time no breach of covenants or other event shall have occurred which is an Event of Default or which with the giving of notice or the lapse of time might constitute an Event of Default;

                  (d) the Security Documents and all transactions contemplated by the Security Documents shall be in form and substance satisfactory to the Bank, the security intended to be conferred thereby shall be a valid and enforceable

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                  first lien, and the Bank shall have received such other
                  documents, authorizations, resolutions, consents, licenses or opinions as it may reasonably request in relation to the Security Documents; and

         (e) the Bank is reasonably satisfied that no portion of the Property has been, or is under threat of expropriation by any government authority.

SECTION 3.8       EVIDENCE OF INDEBTEDNESS

         The Borrower acknowledges that the actual recording of any Indebtedness in connection with the Loans and interest, fees and other amounts due from the Borrower pursuant to the terms of this Agreement in an account of the Borrower maintained by the Bank in respect thereof and payments made under the Loans in accordance with the terms of this Agreement shall constitute, except for manifest error, conclusive evidence of the Borrower's indebtedness and liability from time to time under this Agreement in respect of the Loans; provided that the failure of the Bank to record same in such account shall not affect the obligation of the Borrower to pay or repay such indebtedness and liability in accordance with this Agreement.

                                    SECTION 4
                                      FEES

         The Borrower agrees to pay to the Bank the fees specified in a fee letter dated the same day as this Agreement addressed from the Bank to the Borrower, such fees to be payable at the times and in the amounts specified in such letter.

                                    SECTION 5
                                    SECURITY

         As security for:

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         5.1      The repayment of the Loans and the payment of interest and all other amounts owing by the Borrower to the Bank under this Agreement or otherwise howsoever; and

         5.2 The discharge by the Borrower of its other obligations hereunder and under the Security Documents.

         The Borrower shall provide, or cause to be provided, in a form and content acceptable to the Bank, the following:

                  (a) The Debenture, to be stamped initially in the amount of twenty-two million Dollars ($22,000,000.00), and which may be up-stamped in accordance with Section
                           15.23 so as to provide the Bank, in its sole discretion, adequate security.

                  (b) The collateral Charges over the Property stamped collateral to the Debenture;

                  (c)      The (Guarantees;

                  (d) The assignment of the "All Risks" insurance policy and all other insurance policies of the Borrower listed in Schedule 5.2(d) and required to be maintained by this Agreement, to be executed by the Borrower in favor of the Bank, the terms of such insurance to meet the requirements more fully set out in Section 15.6;

                  (e) Pledge of Shares providing a first charge over all the Shares with the necessary notation or registrations made on the books or registers of the appropriate companies in order to properly reflect the Bank's security interest in the Shares;

                                                                               8
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                  (f)      Written undertakings from both Ocean Conversion
                           (Cayman) Ltd. and Waterfields Company Limited that upon the occurrence of the agreed to triggering events, as set out in the undertakings, the respective parties shall provide to the Bank the pledge of shares and guarantees in the format attached to such undertakings; and

                  (g) The Bank's standard letter of credit reimbursement agreement in respect of the GOCI Letter of Credit.

                                    SECTION 6
                                    INTEREST

SECTION 6.1       INTEREST RATE

                  (a) Working Loan - Advances under the Working Loan, other than those amounts utilized for the GOIC Letter of Credit, shall accrue interest at the Base Rate. Advances in relation to the GOIC Letter of Credit shall accrue interest at one percent (1%) per annum.

                  (b) Acquisition Loan - Pursuant to an appropriately delivered Draw down Notice, the Borrower may select an Interest Period of 30, 90 or 180 days in respect of the LIBO Rate subject to the definition of Interest Period in Annex "A". Advances shall accrue interest at a rate per annum during each Interest Period, equal to the sum of the LIBO Rate then applicable to the Acquisition Loan plus the Applicable Margin.

                  (c) Bridge Loan - Pursuant to an appropriately delivered Draw down Notice, the Borrower may select an Interest Period of 30, 90 or 180 days in respect of the LIBO Rate subject to the definition of Interest Period in Anwx "A". Advances shall accrue interest at a rate per annum during

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                           each Interest Period, equal to the sum of the LIB0
                           Rate then applicable to the Bridge Loan plus the Applicable Margin.

                  (d) Applicable Margin - The Applicable Margin shall be determined in respect of the Acquisition Loan and the Bridge Loan on the first Interest Calculation Date and each annual anniversary thereafter, by calculating the ratio of Debt to EBITDA based on information contained in the annual audited Financial Statements of the Borrower and applying such ratio pursuant to the table set out below. Notwithstanding the above, the parties agree that the Margin shall be equal to 2.75% per annum for the purposes of calculating the effective interest rate on any Interest Calculation Date prior to the date that the year 2002 annual audited Financial Statements of the Borrower are made available to the Bank. Thereafter, on each annual anniversary of the Interest Calculation Date, the most recent annual audited Financial Statement of the Borrower shall be utilized for the purposes of calculating the Applicable Margin.

If the ratio of the Debt to EBITDA is less than or equal to 1.5              1.5%

If the ratio of the Debt to EBITDA is greater than 1.5 but equal to         1.75%
or less than 2.0

If the ratio of the Debt to EBITDA is greater than 2.0 but equal to            2%
or less than 2.5

If the ratio of the Debt to EBITDA is greater than 2.5 but equal to         2.25%
or less than 3.0

If the ratio of the Debt to EBITDA is greater than 3.0 but equal to          2.5%

                                                                              10
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
or less than 3.5

If the ratio of the Debt to EBITDA is greater than 3.5 but equal to         2.75%
or less than 4

If the ratio of the Debt to EBITDA is greater than 4                           3%

SECTION 6.2       INTEREST RATE SELECTION PROCEDURE

                  (a) Not later than five (5) Business Days prior to an Interest Period the Borrower shall request;

                           (i)      an Interest Period as permitted pursuant to
                                    Section 6.l(b) and (c), and/or

                           (ii) the Fixed Period, when and if applicable pursuant to Section 6.3,

                  and the Bank shall thereafter notify the Borrower of the interest rate applicable two (2) Business Days prior to the beginning of the Interest Period.

                  (b) If the Borrower fails to select an Interest Period in accordance with Section 6.1 (b) or (c) above, it shall be deemed to have selected a LIBOR Interest Period of one (1) month;

                  (c) The Interest Period selected or deemed to be selected as contemplated in this Section shall be irrevocable and binding on the Borrower; and

                  (d) Other than the last Interest Period, the termination of which, must coincide with the last scheduled principal repayment of the Acquisition Loan, Interest Periods

                                                                              11
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                           selected, to the extent possible, should coincide
                           with the scheduled principal repayment dates for the Acquisition Loan.

SECTION 6.3       FIXED RATE FUNDING OPTION

                  (a) Upon the request of the Borrower, and at the sole discretion of the Bank, as an alternative to the LIB0 Rate Loans, fixed rate funding for all, or no less than five million Dollars ($5,000,000.00),of the Acquisition Loan for periods not exceeding sixty (60) months or the last Repayment Date applicable to the Acquisition Loan (whichever shall first occur) shall be available, from time to time, with rates to be provided on a quotation basis subject to the availability to the Bank of matching deposits in accordance with the following:

                           (i) Subject to the Bank's consent, and at the verbal request of the Borrower, the Bank shall notify the Borrower verbally of the fixed rate of interest applicable to the amount of the Acquisition Loan, as specified in the Borrower's request, to which the Fixed Rate Funding Option applies; and

                           (ii) The Fixed Rate Funding Option may then be exercised by the Borrower by delivering an irrevocable written request to the Bank at least five (5) Business Days before the last day of the then current interest Period with respect thereto, stipulating that, on the last day of such interest Period, the Fixed Rate Funding Option shall be applicable to all or no less than five million Dollars ($5,000,000.00)of the Acquisition Loan at the rate of interest specified in such written request delivered by the Borrower to the Bank and acknowledged by the Bank.

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SECTION 6.4       POST-MATURITY RATES

         On any overdue portion of each Loan, the Borrower shall pay, but only to the extent permitted by law, interest on such overdue amount at a rate per annum equal to the LIB0 Rate of an Interest Period of one (1) month duration plus the highest Applicable Margin pursuant to Section 6.l(d) plus an additional 2%.

SECTION 6.5       PAYMENT OF INTEREST

                  (a) Interest on amounts outstanding under the Working Loan shall be payable monthly in arrears on the last Business Day of each month.

                  (b) For any period that the Acquisition or Bridge Loans are LIBOR funded, interest shall be paid on the last day of every Interest Period unless the Interest Period is in excess of ninety (90) days, in which event interest will be paid at the end of each ninety
                           (90) days within such Interest Period, and shall also be payable at the end of the Interest Period.

                  (c) For any period that the Acquisition or Bridge Loans are based upon a Fixed Rate or is Base Rate funded, interest shall be paid every ninety (90) days in arrears.

                  (d) Each payment of interest shall be paid at the Bank's offices in Cayman in immediately available funds, not later than 12:00 noon Cayman time on the date each payment is due or to such other location as the Bank may designate in writing, acting reasonably. In the event that the Bank designates an alternative place of payment which results in the imposition of a tax not otherwise payable but for the Bank's designation, the Borrower shall not be responsible for the payment of such tax.

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SECTION 6.6       COMPUTATION OF INTEREST

         Interest shall accrue from day to day for the actual number of days elapsed. Interest shall be calculated a) on the basis of a 360 day year, and b) so as to include the first day but exclude the last day. All computations
(of interest shall be made by the Bank.

SECTION 6.7       USURY INTEREST

         It is the intention of the Borrower and the Bank to comply with all applicable usury laws; accordingly, it is agreed that no provisions in this Agreement or any of the other Security Documents shall require the payment or permit the collection of interest in excess of the maximum rate of interest that can be charged in Cayman from time to time on Loans of this nature. If any interest in excess of the Maximum Rate is provided for, or shall be adjudicated to be so provided for, then in such event, i) the provisions of this section shall govern, ii) neither the Borrower, or Guarantors, nor their respective heirs, legal representatives, successors or assigns nor any other Person liable for the payment, shall he obligated to pay interest to the extent that it is in excess of the Maximum Rate, iii) any excess interest which may have been collected shall, at the Bank's option, be either applied as a credit against the then unpaid principal indebtedness or refunded to the Borrower, and iv) the effective rate of interest automatically shall be reduced to the Maximum Rate; provided, however, if from time to time thereafter the interest rate otherwise then in effect shall be less than the Maximum Rate then in force, the interest rate then in effect shall he automatically increased to the Maximum Rate and remain at the Maximum Rate until the total amount of; (a) any excess interest theretofore credited or repaid to the Borrower (pursuant to the foregoing provisions of this Section); and (b) any interest which would have been earned if the interest rate had not been reduced to the Maximum Rate (as provided in this Section) has been fully repaid or paid to the Bank.

                                    SECTION 7
                            REPAYMENT AND PREPAYMENT

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SECTION 7.1       REPAYMENT OF THE WORKING LOAN

         Any amounts drawn under the GOCI Letter of Credit shall be repayable in accordance with the terms contained in the Bank's standard letter of credit reimbursement agreement. Principal, interest and all other amounts outstanding in respect of the Working Loan (other than in connection with the GOCI Letter of Credit), shall be paid in full upon demand.

SECTION 7.2       REPAYMENT OF THE ACQUISITION LOAN

                  (a) The Borrower shall repay the Acquisition Loan over a seven (7) year term. The seven (7) year term shall commence as of the date of first draw down of the Acquisition Loan. Principal payments shall be made in equal installments of seven hundred and fourteen thousand, two hundred and eighty-five Dollars and seventy-one cents ($714,285.71), on a quarterly basis, in arrears and shall be applied against such Advance or Advances in the inverse order of maturity if applicable, and if not applicable, as the Borrower may direct in writing and in the absence of such written direction, as the Bank, in its sole discretion, may determine. The first principal payment shall be due and payable on the three (3) month anniversary of the first draw down.

                  (b) In the event that the Acquisition Loan is converted into the Post Acquisition Revolving Loan pursuant to the provisions of section 3.2(b), the entire principal, interest and all other amounts outstanding at any given time shall he paid in full upon demand.

SECTION 7.3       REPAYMENT OF BRIDGE LOAN

         The Borrower shall repay the Bridge Loan at any time during a period of six (6) months from the date of first draw down.

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SECTION 7.4       PLACE OF PAYMENT

         Each installment shall be paid by the Borrower to the Bank at the Bank's offices in Cayman, in immediately available funds, not later than 12:OO noon Cayman time on the date each installment is due or to such other location as the Bank may in writing designate, acting reasonably. In the event that the Bank designates an alternative place of payment which results in the imposition of a tax not otherwise payable but for the Bank's designation, the Borrower shall not be responsible for the payment of such tax.

SECTION 7.5       OPTIONAL PREPAYMENTS

         The Borrower shall have the right at any time on giving not less than five (5) Business Days written notice, to prepay all or a part of the principal amount of the Acquisition Loan provided that:

                  (a) In the case of a partial Prepayment, such Prepayment shall be in multiples of five hundred thousand Dollars ($500,000.00);

                  (b) With respect to the Acquisition Loan, payments shall be applied against such Advance or Advances ,in the inverse order of maturity, if applicable, and if not applicable, as the Borrower may direct in writing and in the absence of such written direction as the Bank, in its sole discretion, may determine;

                  (c) During any period that the relevant Advance is LlBOR funded, the Prepayment may only he made on the last day of an Interest Period; and

                  (d) All accrued interest on the amount of such Prepayment is paid at the same time.

SECTION 7.6

         The foregoing notwithstanding, neither the requirement to provide the Bank with at least five (5) Business Days notice nor the requirement that Prepayments shall be in multiples of five hundred thousand Dollars ($500,000.00) shall apply to any Prepayment resulting from the application by the Bank to the outstanding principal of the relevant Loan of any casualty insurance proceeds or compensation for compulsory acquisition by a Governmental Authority of any Property.

SECTION 7.7       BUSINESS DAY

         Whenever any payment to be made hereunder shall be stated to be due, or whenever the last day of an Interest Period would otherwise occur, on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, provided, however, if such extension would cause payment of interest on or principal of loan portions to be made in the next following calendar month, such payment shall be made on the preceding Business Day.

SECTION 7.8       INTERNATIONAL TRANSACTION - FOREIGN CURRENCY

         This Loan Agreement is an international financial transaction. Therefore, the payment in Dollars is an essential part of this contract and the Borrower expressly undertakes to make all payments under this contract only in said currency, this being an essential condition for the granting of the Loans, The Borrower also acknowledges that its obligation to make payments in Dollars will not be affected for any reason whatsoever and that it will not claim any excuse or justification and waives expressly any right, advantage, exception, defence, claim, counterclaim, suit or demand to or for paying in any other currency, or to deliver a lesser amount or suspend payments or object to the right of the Bank to be paid in Dollars.

                                    SECTION 8
                               WITHHOLDING TAXES

SECTION 8.1       TAXES

                  (a) Subject to clause 6.5(d) and 7.4, all payments to be made by the Borrower to the Bank pursuant to this Agreement or the Security Documents shall he made free and clear of and without deduction for or on account of Tax, unless such Borrower is required to make such a payment subject to the deduction or withholding of Tax (other than a tax imposed on the net income of the Bank), and in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

                  (b) Without prejudice to the provisions of Section 8.l(a), if the Bank is required to make any payment on account of Tax or otherwise (not being a Tax imposed on its net income of the Bank) on or in relation to any sum received or receivable hereunder by the Bank (including, without limitation, any sum received or receivable under this Section 8) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Bank, the Borrower shall, upon demand of the Bank, promptly indemnify the Bank against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

                  (c)      If the Bank intends to make a claim pursuant to
                           Section 8.l(b), then it shall; (i) notify the Borrower of the event by reason of which it is entitled to do so; and (ii) use commercially reasonable efforts to file any certificate or document reasonably requested by the Borrower if the making of such filing would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue and such filing change is not, in the determination of the Bank, inconsistent with that Bank's internal policies.

SECTION 8.2       TAX RECEIPTS

                  (a) If, at any time, the Borrower is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any (change in the rates at which or the manner in which such deductions or withholdings are calculated), it shall promptly notify the Bank.

                  (b) If the Borrower makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Bank, upon the Bank's request, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of such payment.

                                    SECTION 9
                            CHANGES IN CIRCUMSTANCES

SECTION 9.1       INCREASED COSTS

                  (a)      If, by reason of;

                           (i) The introduction of or any future change (including, without limitation, any change by way of imposition or increase of any reserve requirements) in or in the interpretation of any Cayman law or regulation, or

                           (ii) The compliance with any future guideline or request from any central bank or other Governmental Authority (whether or not having the force of law),

                           there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any of the Loans made to the Borrower hereunder, including any increase in the cost of making continuing or maintaining the Loans as LIBO Rate Loans and including, without limitation, and any such cost (i) results from (a) the imposition or amendment of any Tax; or (b) the imposition or amendment of any reserve, special deposit or similar requirement against assets of, liabilities of, deposits with or for the account of, or loans by the Bank, other than a requirement resulting from or specifically attributable to any change in the constitution or financial condition of the Bank, and (ii) results in an increase in cost or reduction in profit to the Bank by an amount reasonably deemed material by the Bank, then the Borrower shall, from time to time on demand of the Bank, promptly pay it the Bank amounts sufficient to indemnify the Bank against such increased cost; provided, however, that the Bank is then seeking reimbursement with respect to substantially all other similar loans it has outstanding to other borrowers of a class similar to the Borrower.

                  (b)      If the Bank intends to make a claim pursuant to
                           Section 9.l(a), it shall promptly notify the Borrower of the event by reason of which it is entitled to do so, such notice to state, in reasonable detail, the reasons therefore and the additional amount required fully to compensate the Bank for such increased cost or amount.

SECTION 9.2       ILLEGALITY

         If, at any time, it is unlawful for the Bank to make, fund or allow to remain outstanding all or any of the Loans made by it hereunder, then the Bank shall, promptly after becoming aware of the same, deliver to the Borrower a certificate to that effect and the Bank shall not thereafter be obliged to make any Advances hereunder and the amount of the Loans remaining available for drawing shall be immediately reduced to zero.

                                   SECTION 10
                      LIBOR, FIXED RATE FUNDING PROVISIONS

SECTION 10.1      LIBO RATE LENDING UNLAWFUL

         If the Bank shall determine (which determination shall, so long as the Bank shall then be taking the same action with respect to substantially all other similar loans it may have outstanding to other borrowers, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of, or any change in, or in the interpretation of, any Cayman Islands law makes it unlawful, or Governmental Authority asserts that it is unlawful, for the Bank to make, continue, or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of the Bank to make, continue, maintain or convert such Loan shall, upon such determination, forthwith be suspended until the Bank shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBO Rate Loans shall automatically convert into loans on which interest shall be calculated and accrue at the Alternative Rate or at the Substitute Basis as hereinafter provided, which conversion shall be effective at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

SECTION 10.2      ALTERNATIVE INTEREST RATES

         If the principle London, England office of The Bank of Nova Scotia determines that at 1 1:OO a.m. two (2) Business Days prior to an Interest Period, no LIBO Rate is quoted for the proposed duration of such Interest Period for an applicable Advance, then:

                  (a) The Bank shall promptly notify the Borrower of such event specifying in reasonable detail the circumstances of such event;

                  (b) the duration of that Interest Period shall be one (1) month or less, such that it shall not end after the Repayment Date; and

                  (c) the rate of interest applicable to such Advance during such Interest Period shall be the rate per annum which is the sum of the Applicable Margin and the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-hundredth of one percent(100(th) of 1%) of the rate or rates of the Bank which express as a percentage rate per annum the Bank's lowest cost alternate source of funding for commercial loans comparable to such Advance during such Interest Period, provided, however, that (b) and (c) shall not apply if the Bank and the Borrower agree on a Substitute Basis in accordance with Section 10.3.

SECTION 10.3      SUBSTITUTE LENDING RATE

         If, (i) the event mentioned in Section 10.2 occurs, or (ii) by reason of circumstances affecting the London Interbank Market during any period of three (3) consecutive Business Days, no LIBO Rate is published in the London Interbank Market, then:

                  (a) The Bank shall promptly notify the Borrower of such event specifying in reasonable detail the circumstances of such event;

                  (b)      if the Bank or Borrower so requires, within five
                           (5)days of such notification, the Bank and the Borrower shall enter into negotiations with a view to agreeing a Substitute Basis, (i) for determining the rates of interest from time to time applicable to the affected Advances, and/or (ii) upon which the Advances may be maintained thereafter and any such Substitute Basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto; and

                  (c) if the Bank and Borrower have not reached agreement on the last day of the then current Interest Period applicable to the affected Advance, the Alternative Rate shall thereafter apply to the affected Advance until such time as the condition which resulted in the change of interest rate pursuant to Section 10.2 no longer exists. The Bank agrees to give the Borrower prompt notice as to the non-existence of such condition and the Borrower shall thereafter have the right to borrow at a rate fixed to the LIBO Rate.

SECTION 10.4      FUNDING LOSSES

         In the event the Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any loan into, a LIBO Rate Loan) as a result of:

                  (a) Any conversion or repayment or Prepayment of the principal amount of any Fixed Rate Loans and/or LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto;

                  (b) any Loans not being made as LIBO Rate Loans or Fixed Rate Loans in accordance with the Draw down Notice therefore due to the acts or omissions of the Borrower;

                  (c) any Loans not being continued as, or converted into, LIBO Rate Loans or Fixed Rate Loans in accordance with a Draw down Notice;

                  (d) any payment made in reduction of principal which does not coincide with a principal repayment date (other than a payment made pursuant to the provisions of
                           Section 9.1); or

                  (e) any action taken upon the occurrence of an Event of Default.

         then, upon the written notice of the Bank to the Borrower, the Borrower shall, within five (5) days of their receipt thereof, pay directly to the Bank such amount as will (in the reasonable determination of the Bank) reimburse the Bank for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower

                                   SECTION 11
                              CONDITIONS PRECEDENT

         The obligations of the Bank hereunder to grant the Loans are subject to the performance by the Borrower of all the Borrower's obligations which are to be performed prior to disbursement of any Advance, and, where applicable, to the condition that the Bank shall have first received all of the following, in form and substance satisfactory to the Bank in its sole discretion, and to the extent applicable, duly executed copies by the parties thereto:

         11.1     All the documents that are referenced in Section 5 above.

         11.2 A plan drawn up by a registered land surveyor, showing the layout of the Property, and indicating the buildings located thereon, which shall confirm to the satisfaction of the Bank that all buildings and facilities to be located on the Property arc located within the property lines or such other evidence as is reasonably satisfactory to the Bank.

         11.3 Copies, certified to be a true, complete and up-to-date copy of the following documents of the Borrower and each Subsidiary.

                  (a)      Memorandum and Articles of Association;

                  (b)      Certificate of Incorporation;

                  (c)      Register of Directors and Officers;

                  (d)      Certificates of good standing;

                  (e) Register of shareholders (other than for the Borrower); and

                  (f)      Register of Mortgages or Charges.

         11.4 In respect of the Borrower, a certificate of an Authorized Signatory of the Borrower under its seal (if applicable) to the effect that the requisite resolutions have been duly and properly passed at duly convened and constituted meetings of the board of directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and each of the Security Documents to which the Borrower is a party and
                  (ii) a named person or persons specified therein and whose specimen signatures appear thereon to sign, on behalf of the Borrower, this Agreement and each of the Security Documents to which the Borrower is a party and to give any notices or certificates required in connection herewith or therewith, and confirming that such resolutions are still in effect and have not been varied or rescinded; (iii) that all government fees and royalties payable under relevant licenses, taxes and duties relating to the Property or the business of the Borrower have been paid; and (iv) that all amounts payable to regulatory authorities in connection with the acquisition by the Borrower of the relevant shareholdings in the Subsidiary has been paid in full.

         11.5 In respect of each Guarantor a certificate of an Authorized Signatory of the party (if applicable) under its seal to the effect that the requisite resolutions have been duly and properly passed at duly convened and constituted meetings of the board of directors of each party authorizing (i) the execution, delivery and performance of each of the Guarantee to which it is a party and (ii) a named person or persons specified therein and whose specimen signatures appear thereon to sign, on behalf of each party the Guarantee to which it is a party and to give any notices or certificates required in connection herewith or therewith, and confirming that such resolutions are still in effect and have not been varied or rescinded.

         11.6 Payment of all fees as provided for in the fee letter executed by the Borrower in favour of the Bank and this Agreement.

         11.7 A favourable opinion from legal counsel for the Borrower confirming, inter alia:

                  (a)      The corporate status of the Borrower;

                  (b) that the Borrower is in possession of all relevant agreements, licences and permits necessary to enable it to conduct its business including the production and sale of water;

                  (c) that this Agreement and the relevant Security Documents are valid and enforceable against the Borrower;

                  (d) details of all amounts payable to regulatory authorities in connection with the acquisition by the Borrower of the relevant shareholdings in the Subsidiaries and confirmation that all such amounts have been paid in full;

                  (e) that, subject to a favourable ruling regarding the effect of the Land Holding Companies Share Transfer Tax Law on the sale of the Borrower's shares listed on a public stock exchange, all government fees, royalties payable under the relevant licenses, taxes and duties relating to the Property or the business of the Borrower have been paid;

                  (f) that all authorizations (if any), other than those acquired through the payment of nominal stamp duty, necessary or desirable for, or in connection with, the entry into and performance of this Agreement, and for any other matter or thing contemplated by this Agreement, have been properly obtained and are in full force and effect;

                  (g) that, where necessary, the appropriate authorizations have been obtained from the relevant Governmental Authorities in order to acquire the Shares; and

                  (h) that there is no litigation, arbitration or administrative proceedings in process or presently pending or threatened against the Borrower or any its assets, and to the best of their knowledge, no such litigation, arbitration or proceeding is threatened.

         11.8 A favourable opinion from legal counsel for each of the Guarantors confirming, inter alia:

                  (a)      The corporate status of each Guarantor;

                  (b) that each Guarantor is in possession of all relevant agreements, licences and permits necessary to enable it to conduct its business including the production and sale of water; and

                  (c) that the respective Guarantee is valid and enforceable against the respective Guarantor.

         11.9 An opinion of counsel to the Bank in a form reasonably acceptable to the Bank, with respect to the Bank's rights in the Collateral Charges and the Debenture.

         11.10 A copy of the latest audited Financial Statements for the Borrower.

         11.11 A certificate from an Authorized Officer of the Borrower setting out: (i) the name of each of the Subsidiaries in which the Borrower intends to acquire an ownership interest utilizing the funds available pursuant to this Agreement; (ii) the percentage shareholding, of each Subsidiary being acquired; (iii) the total consideration being paid for the percentage shareholding to be acquired in each Subsidiary; and
                  (iv) executed copies of the various agreements of purchase and sale and all ancillary transaction documents thereto for each of the Subsidiary.

         11.12 Copies certified by an Authorized Officer of the Borrower as true and accurate of all relevant licences and permits necessary to enable it to conduct its business.

         11.13 Statements from the existing lenders to the Credit Parties setting out the terms of such existing facilities, (i) the outstanding balance of such facilities, (ii) the applicable interest rate, (iii) the terms and conditions for repayment, (iv) the current status of such facilities, and (v) the security obtained in relation to each existing facilities.

         11.14 Copies of all necessary approvals and authorizations from the relevant regulatory authorities for the contemplated acquisition by the Borrower of various shareholdings in the Subsidiary.

         11.15 Copies of all necessary approvals and authorizations from the existing lenders of the various Subsidiaries for the contemplated acquisition by the Borrower of various shareholdings in the Subsidiaries.

         11.16 With respect to each Subsidiary, and in connection with the Pledge of Shares, delivery to the Bank of such other documents, including without limiting the generality of the foregoing, stock transfer forms, the share certificates and written acknowledgements from the Board of Directors of each Subsidiary confirming that they will not permit the respective Subsidiary to register the transfer to a third party of the pledged Shares without the Bank's consent and as are necessary to perfect the interest of the Bank in and to the Shares with the priority contemplated by the Pledge of Shares agreements.

         11.17 Reference letter(s) from the existing lenders of the Borrower.

         11.18 Evidence of a binding purchase and sale agreement for the purchase by the Borrower of the shares of the Subsidiary for which financing is currently being requested.

                                   SECTION 12
                      CONDITIONS PRECEDENT TO DISBURSEMENT

                  (a) The obligation of the Bank to make the initial disbursement or any subsequent disbursement is subject to the additional conditions precedent that:

                           (i) The Bank shall have received all of the documents listed in Section 11 above.

                           (ii) The Bank shall have received an irrevocable Draw down Notice not less than five (5) Business Days before the date for the making of the Advance.

                           (iii) The proposed date for the making of the Advance is a Business Day.

                           (iv) There has been no Material Adverse Effect with respect to the Borrower or any Subsidiary.

                           (v) No event has occurred which is or would become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

                           (vi) Evidence, satisfactory to the Bank that, all government fees, taxes and duties applicable to each Credit Party have been paid and are current.

                           (b)    The representations and warranties set out
                                    in Section 13 of this Agreement shall remain true and accurate in all respects at the time of the relevant disbursement.

                           (viii) The obligations of the Bank to make the initial disbursement or any subsequent disbursement under the Post Acquisition Revolving Loan is subject to the additional condition precedent that prior to any drawdown under the Post Acquisition Revolving Loan, the Bank shall have received evidence from the Registrar of Lands (or other appropriate Governmental Authority), satisfactory to the Bank in its sole discretion, that the Debenture is valid and sufficiently stamped to provide valid and complete security for any amounts which may become outstanding under the Post Acquisition Revolving Loan.

                                   SECTION 13

                    BORROWER'S REPRESENTATIONS AND WARRANTIES

         In order to induce the Bank to enter into this Agreement the Borrower hereby represents and warrants to the Bank that:

SECTION 13.1      VALID EXISTENCE

         The Borrower is a corporation, organized, existing and in good standing under the laws of Cayman.

SECTION 13.2      DUE AUTHORIZATION

         The execution, delivery and performance by the Borrower of this Agreement and the other Security Documents is within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene

                  (c)      Its Memorandum or Articles of Association; or

                  (d) any law or any contractual restriction binding on or affecting it or its property.

SECTION 13.3      NO GOVERNMENT APPROVALS

         No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the other Security Documents other than the consents set out in this Agreement.

SECTION 13.4      BINDING OBLIGATION

         This Agreement is and the other Security Documents to which it is a party, when delivered hereunder, will be, legal, valid and binding obligations of it enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, winding-up, non-viability, moratorium, reorganization, liquidation and other laws relating to or affecting the enforcement of creditors' rights generally.

SECTION 13.5      BUSINESS PERMITS

         It has obtained from the relevant Governmental Authorities all necessary business licences to conduct the business activities.

SECTION 13.6      ABSENCE OF DEFAULT

         No Event of Default, nor any matter which with the passage of time, occurrence of a condition or giving of notice will become an Event of Default, has occurred and is continuing.

SECTION 13.7      NO CONTRAVENTIONS

         No event has occurred which constitutes, or which with the giving of notice or the lapse of time or a relevant determination, or any combination thereof, would constitute a contravention of, or default under, any agreement or instrument by which it or any of its assets is bound or affected, and which has, or could be regarded as having, a Material Adverse Effect on its ability to observe or perform any of its obligations under this Agreement.

SECTION 13.8      LITIGATION

         No litigation, arbitration or administrative proceeding or claim which might itself or together with any other such proceedings or claims have a Material Adverse Effect on its ability to observe or perform its obligations under this Agreement, is presently in progress or pending, or to the best of the knowledge, information and belief of it, threatened against it, or any of its assets.

SECTION 13.9      TAXES

         All necessary returns, if any, have been delivered by or on behalf of it to the relevant taxation authorities and it is not in default in the payment of any Taxes, and no claim is being asserted with respect to Taxes which has not been disclosed to the Bank except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

SECTION 13.10     FULL DISCLOSURE

         It has fully disclosed in writing to the Bank all facts relating to it which it knows or should reasonably how and which are material for disclosure to the Bank in the context of this Agreement.

Section 13.11     OWNERSHIP OF PROPERTIES

         It has good and marketable title to all of its material properties and assets, real and personal, of any nature whatsoever, free and clear of all liens except as permitted hereby. It is the owner of good title to all of its personal property (together with all replacements, renewals and substitutions thereof and therefor, the "Personal Property"), free and clear of any liens (other than liens in favour of the Bank), contingent or otherwise, of any nature whatsoever.

SECTION 13.12     BANKRUPTCY

         It has not taken any action, nor has any step been taken by or against or with reference to it for the winding-up, dissolution, bankruptcy or re-organisation of it or for the appointment of a receiver, trustee or similar 'officer of it with respect to any or all of the assets or revenues of it.

SECTION 13.13     MATERIAL LIABILITY

         There are no current liabilities or contingent liabilities which would have a Material Adverse Effect on the Borrower.

SECTION 13.14     ENFORCEABILITY

         To the best of the Borrower's knowledge and belief, the registration of the Security Documents by the Bank will not violate any judgement, order decree, or statute.

SECTION 13.15     FINANCIAL INFORMATION

         All Financial Statements, shareholders' equity, and all other financial information of it which have been or shall hereafter be furnished by or on behalf of the Borrower to the Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby, have been or will be prepared in accordance with US GAAP and do or will present fairly the financial condition of the Borrower as at the dates thereof and the results of its operations for the periods then ended.

SECTION 13.16     LABOUR CONTROVERSIES

         There are no labour controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower which, if adversely determined, would have a Material Adverse Effect on the Borrower.

SECTION 13.17     UTILITY SERVICES

         All utility services necessary for the operation of its business are in place and are functioning.

SECTION 13.18     PROTECTION UNDER SECURITY DOCUMENTS

         Upon the due registration of the relevant Security Documents and as long as the obligations which are secured by such !Security Documents shall be outstanding, the Borrower shall undertake no voluntary action which shall have the effect of granting a security interest senior to the Bank's security interest.

SECTION 13.19     ENVIRONMENTAL PROCEEDINGS

         To the best of the Borrower's knowledge and belief based on its environmental due diligence, there are no conditions or circumstances associated with its property or that of the Subsidiaries which could result in a violation of Environmental Law at the time this representation is provided.

SECTION 13.20     MATERIAL ADVERSE EFFECT

         There has been no Material Adverse Effect in the condition of either Credit Party since October 4,2002.

         The representations and warranties set out in this Section shall survive the execution of this

Agreement and shall be deemed to be included in each Draw down Notice of the Borrower as if set forth in full. The representations and warranties set out in this Section shall be deemed to be repeated on each Draw down Date with reference to the facts and circumstances then subsisting five days prior to such date, unless the Bank is notified in the five day interim period in writing that each or any of the representations or warranties contained in this Section 13 is not correct for the date for which the representation or warranty is being made.

                                   SECTION 14
                          BORROWER'S NEGATIVE COVENANTS

         Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and the interest on the Loans and all other obligations hereunder and under the other Security Documents, that it shall not, unless the Bank otherwise consents to in writing:

         14.1     LIENS

         Incur any Indebtedness, nor incur, create, assume or suffer to exist any real or personal property mortgage, pledge, title retention lien, charge, security interest, financing statement or any other lien or encumbrance of any nature whatsoever, any legal, voluntary, involuntary or consensual liens or encumbrances, on any of its assets or properties now or hereafter owned, except liens in favour of the Bank.

         14.2     GUARANTEES

         Guarantee, assume, endorse or otherwise become or be responsible in any way for the obligations of any other Person other than those guarantees set out in Schedule 14.4 and provided to the Bank.

         14.3     PROPERTIES

         Sell, transfer or alienate in any manner a substantial part of its assets or inventory. Alter, destroy, abandon, remove or use its assets or properties for any purpose other than that for which it is now proposed other than in the ordinary course of business.

         14.3     MERGER, CONSOLIDATION

         Liquidate, dissolve, merge into or consolidate with any other corporation or entity.

         14.4     CONDITIONAL SALES

         Incur any obligations under a purchase contract or otherwise acquire any property subject to any conditional sale or title retention agreement, unless in the ordinary course of its business.

         14.5     CORPORATE FACILITIES INVESTMENTS

         Save in the ordinary course of business, make any loans, grant any credit to or for the benefit of any person, including any Subsidiary, or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;

         14.6     CORPORATE DISTRIBUTIONS

         Pay any dividends or make any other distribution of funds to any shareholder, other than from Cash Flow.

         14.7     PAYMENT OF OTHER LIABILITIES

         If there is an Event of Default under this Agreement, pay the principal amount on any debt that has been subordinated to the Loans.

         14.8     CHANGE OF BUSINESS

         Change its core line of business from that of reverse osmosis plant construction, design, installation and operation of potable water and waste water treatment facilities.

         14.9     CHANGE IN OWNERSHIP OF SUBSIDIARY COMPANIES

         Permit the sale, transfer, pledge, hypothecation or alienation of the Shares.

         14.10    MEMORANDUM AND ARTICLES OF ASSOCIATION

         Make any material amendment to its Memorandum or Articles of Association.

         14.11    INVESTMENTS

         Acquire any investments other than investments which do not contravene any term of this Agreement or the Security Documents.

         14.12    CAPITAL EXPENDITURE

         Make in aggregate any capital expenditure in excess of two million Dollars $2,000,000.00 during any Financial Year.

         14.13    SHARE RETENTION REQUIREMENTS

         Dispose of its ownership interests (or voting rights) or otherwise allow a change of control of any of the Subsidiaries, or grant a pledge or any other form of security interest over its ownership interests in the Subsidiaries.

         14.14    INTER-COMPANY PAYABLES/RECEIVABLES

         Other than in the normal course of its business, permit any inter-company payables or receivables between the Borrower and any of its Affiliates.

                                   SECTION 15

                        BORROWER'S AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees that, from the date hereof and until payment in full of the principal of and the interest on the Loans and the discharge of all other obligations hereunder and under the Security Documents, it shall, unless the Bank otherwise consents in writing:

SECTION 15.1      EXISTENCE AND BUSINESS LICENCES.

         Preserve and keep in full force and effect its corporate existence and its qualification to do business, and its good standing with the Registrar of Companies in Cayman.

SECTION 15.2      CONDUCT OF BUSINESS

         Continue to conduct and operate its business as substantially described to the Bank in connection with this Agreement.

SECTION 15.3      MAINTENANCE AND DEVELOPMENT OF BANKING RELATIONSHIP

         To the extent that pricing is competitive, and the quality of service is equal to that available at other banks, maintain all of its banking and banking related business with the Bank or its designate, where the Bank or its designate provides the service.

SECTION 15.4      LICENCES, PERMITS

         Maintain, preserve and protect at all times all licences and permits necessary for the existence or operations of the Borrower, including all the required licenses (including environmental), and comply in all material respects with each and all of the terms, conditions and requirements of such licences and permits. A list of the licenses and permits required is set out on Schedule 15.4 attached hereto.

SECTION 15.5      ASSETS AND PROPERTIES

         Preserve all of its assets and properties that are used in the conduct of its business particularly those securing the Loans, keep the same in good repair, working order and condition, and from time to time make or cause to be made all needed and proper repairs, renewals, replacements, betterments and improvements thereto to preserve and maintain their value, normal wear and tear excepted, so that the business carried on in connection therewith may be properly conducted at all times.

SECTION 15.6      PROPERTY AND LIABILITY INSURANCE

                  (a) Insure all Assets (other than underground piping and earthen berm reservoirs) at all times with responsible, reputable insurance companies or associations, to be approved by the Bank, exercising reasonable discretion, in such amounts and covering;

                           (i) loss or damage to the properties (including fire, earthquake, windstorm, flood, hurricane, and such other risks),

                           (ii)     business interruption insurance, and

                           (iii)    insurance against liability to Persons,

         all for such risks and hazards and in such amounts and with such deductibles and from insurance companies as are reasonably acceptable to the Bank.

                  (b) All such insurance policies, except those relating to liability coverage, shall provide for payment of the proceeds thereof to the Bank as loss payee, and all shall contain an endorsement providing that the insurance shall not be cancellable except upon 30 days prior written notice to the insured. From time to time at the request of the Bank, Borrower shall deliver to the Bank an insurance certificate indicating all insurance policies then in force.

                  (c) If any of the Assets are destroyed or damaged by any cause whatsoever while a Loan is outstanding, then the Borrower may apply the proceeds of the insurance policy covering the Assets in the following manner set out in sub-sections (d) and (e) inclusive, provided that;

                           (i) all amounts due under this Agreement at the time of the damage had been paid,

                           (ii) payment of any instalment of principal or interest is not more than three months in arrears at the time the proceeds of the insurance policy are received, and

                           (iii) any arrears of principal or interest on the Loans are paid to the Bank within one (1) month of the receipt of the insurance proceeds.

                           In the event that any of the above conditions are not complied with, the

                           Bank shall have the right, in its sole discretion, to either apply any insurance policy proceeds received to reduction or satisfaction of the amounts outstanding on the Loans, or to apply such funds to the restoration of all or a portion of the Assets. In the event that Bank agrees to make the insurance proceeds available for reconstruction and repair, if any of the events referred to in items (i) to (iii) have transpired, the Bank shall disburse such funds in the manner set out in sub-section (e) below;

                  (d) if the damages are less than fifty percent (50%) of the replacement cost of the Assets, then all proceeds of the insurance policy covering the Assets shall be payable directly to the Borrower for the purpose of repairing or replacing the Assets;

                  (e) if the damages are more than fifty percent (50%) of the replacement cost of the Assets, and the proceeds of the insurance policy covering the Assets together with any other funds of the Borrower are sufficient to repair the damages incurred, then the Borrower may apply the insurance proceeds for the purpose of repairing or replacing the Assets, provided that the Borrower shall provide to the Bank certification that the repairs or replacements have been completed, and all such insurance proceeds shall be delivered to and held by the Bank and shall be disbursed to the Borrower to facilitate repairs or reconstruction of the Assets in accordance with disbursement procedures satisfactory to the Bank in its reasonable discretion, and any insurance proceeds remaining after the completion of repairs or reconstruction shall be applied by the Bank against Loan repayments in inverse order of maturity;

                  (f) In the event any damages are occasioned to the Assets and only a portion of such damages are covered by the insurance maintained by the

                           Borrower, then such insurance proceeds shall be applied to the reconstruction/repair of the damaged assets only in the event that the Borrower is able to demonstrate, to the sole satisfaction of the Bank, that the Borrower has sufficient capital (either by way of additional equity or subordinated debt (the terms and conditions of such subordinated debt to be satisfactory to the Bank in its sole discretion)) when added to the insurance proceeds, to fully rebuild all of the damaged Assets (both insured and uninsured);

                  (g) Application of insurance policy proceeds to reduction or satisfaction of the amounts outstanding on the Loans, or to restoration of all or a portion of the Assets shall be without prejudice to any other right or remedy of the Bank as provided in this Agreement.

                  (h) Furnish to the Bank without separate request on the annual anniversary date of the insurance policies, or on request, duplicate originals of all policies or contracts or certificates of insurance effected pursuant to the foregoing covenants together with confirmation from the relevant insurer or insurers that the premiums in respect of such insurances have been paid and that such insurances are in full force and effect and that the Bank is recorded as loss payee.

SECTION  15.7     ACCOUNTING RECORDS AND FINANCIAL STATEMENTS

         Make available upon request in Cayman the appropriate books of record and accounts, and an accounting system which records are in conformity with full, true and correct entries of all dealings and transactions in relation to its business and affairs, and shall reasonably protect such books and accounts against loss or damage.

SECTION 15.8      INSPECTION

         Permit the Bank, its agents or representatives to visit and inspect at reasonable times, upon reasonable prior notice, Borrower's assets, properties, books of record and accounts, and to discuss the same and the financial condition of the Borrower with its officers. The Bank shall he entitled from time to time as it deems necessary, and upon good cause, to cause the Property or any portion thereof to be inspected at the Borrower's expense, by a firm of consulting architects or engineers designated by the Bank.

SECTION 15.9      REPORTING REQUIREMENTS
                  MONTHLY STATEMENTS

                  (a) Deliver to the Bank as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, its unaudited consolidated Financial Statements.

                  (b) Provide to the Bank within twenty (20) days of the end of each month, the Borrowing Base Calculation stating on a consolidated basis for the Borrower and each of its Affiliates: (i) the gross accounts receivables; (ii) those accounts over ninety (90) days outstanding; (iii) all offsets recorded; (iv) inter-company accounts receivables; (v) amounts due by officers and shareholders; (vi) and as soon as available the value of the inventories.

SECTION 15.10     FINANCIAL YEAR

         Deliver to the Bank as soon as available and in any event within one hundred and twenty days after the end of its Financial Year, its annual audited Financial Statements prepared by an independent public accounting firm satisfactory to the Bank.

SECTION 15.11     UTILIZATION OF PROCEEDS

         Utilize the proceed of each Loan in accordance with Section 2.2,3.1 and 3.3

SECTION 15.12     ENVIRONMENTAL INDEMNIFICATION

                  (a) Defend, indemnify and hold harmless the Bank and its respective affiliates, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (each of the foregoing being "Indemnitee") from and against; (a) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower involving any of the Property, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate; (b) any costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Contaminant present or arising out of the operations of any Loan of the Borrower; (c) any costs or liabilities incurred in connection with any Environmental Lien; (d) an costs or liabilities incurred in connection with any other matter affecting any Loan pursuant to Environmental Laws and any applicable property transfer laws, whether, with respect to any of the foregoing, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower, or the owner, lessee or operator of any Loan of the Borrower by virtue of foreclosure, except, with respect to any of the foregoing referred to in clauses (a), (b), (c) and (d), to the extent incurred following (1) enforcement by the Bank of its interests under the Security Documents, or (2) the Bank having become the successor in interest to the Borrower, attributable solely to acts of the

                           Bank, (e) the making of any assignments of or participations in the Loan, or (f) the use or intended use of the proceeds of the Loan or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, that the Borrower shall not have any obligation under this Section to any Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or wilful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

                  (b) The Bank agrees that in the event that any such investigation, litigation or proceeding set forth in sub-section a) above is asserted or threatened in writing or instituted against it or any other Indemnitee, or any remedial, removal or response action is requested of it or any of its officers, directors, agents and employees, for which any Indemnitee may desire indemnity or defence hereunder, such Indemnitee shall promptly notify the Borrower in writing.

                  (c) The Borrower, at the request of any Indemnitee, shall have the obligation to defend against such investigation, litigation or proceeding or requested remedial, removal or response action. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested remedial, removal or response action, the Borrower shall promptly do so with legal counsel of the Borrower's choice reasonably acceptable to the Bank, and such Indemnitee shall have the right to participate in such defence. If however there is a conflict of interest between the Bank and the Borrower, then the Bank shall be entitled, for the cost of the Borrower, to appoint legal counsel of its choice. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or in any way impair the Borrower's obligation hereunder to indemnify and hold harmless such Indemnitee.

                  (d) The Borrower shall give the Bank reasonable prior notice of any proposed settlement, compromise or similar disposition by the Borrower of any investigation, litigation or proceeding pursuant to which the Borrower has an obligation to defend, and take reasonable and due cognisance of any of the Bank's views.

                  (e)      The obligations of the Borrower under this Section
                           15.12 shall survive the repayment of the Loan.

SECTION 15.13     THE BANK'S RIGHTS WITH RESPECT TO CONTAMINANTS

         The Borrower shall comply with all Environmental Laws and will assume all Environmental Liabilities and Costs, except:

                  (a) In cases where the Borrower is in a good faith dispute concerning the application of the Environmental Laws;

                  (b) the Borrower is in a good faith dispute concerning the liability and cost of any Environmental Liabilities and Costs; and

                  (c) where the obligations of this section pass to the Bank or its successor in respect of acts or omissions of the Bank occurring after the Bank acquires title to the Property through foreclosure or otherwise. The Borrower shall continue to be liable where the cause of action arose prior to the Bank acquiring title to the Property through foreclosure or otherwise.

         Except in the instances set forth in subsections a) and b) above, in the event that the Borrower fails to comply with all Environmental Laws, the Bank may, after having given the Borrower five (5) days written notice to comply, and the Borrower having failed to take appropriate action to comply, do so, at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at the Property and/or take any and all other actions as the Bank shall deem necessary or advisable in order to comply with all Environmental Laws, and any amounts paid as a result thereof, together with interest thereon at the post-maturity rate as set out in Section 6.4 hereof from the date of payment by the Bank, shall be immediately due and payable by the Borrower to the Bank and until paid shall be added to and become a part of the Indebtedness secured by the Security documents.

SECTION 15.14     CONDEMNATION

                  (a) The Borrower, immediately upon obtaining knowledge of the institution of any expropriation proceedings in relation to the Property or any portion thereof, shall notify the Bank in writing of the pendency of such proceedings. The Bank, at its election and in its discretion, may participate in any such proceedings and the Borrower from time to time shall deliver to the Bank all instruments requested by it to permit such participation. All expropriation payments in relation to the Property or any portion thereof, shall be paid in accordance with the provisions of this Section. All expropriation payments in relation to the Property, or any part of the foregoing, are hereby assigned to and shall be paid to the Bank. The: Borrower, upon the request by the Bank, shall make, execute and deliver any and all instruments requested for the purposes of confirming the assignment of the aforesaid awards and compensation to the Bank free and clear of any liens, charges or encumbrances of any kind or nature whatsoever. The Borrower hereby authorizes the Bank to collect and receive such expropriation payments, to give proper receipts and acquittances therefore and in the Bank's sole discretion to apply the same toward the payment of the Loans, notwithstanding the fact that the Loans may not then be due and payable, or to the purchase of replacement assets and property.

                  (b) In the event that the whole of the Property shall be expropriated by any Governmental Authority, or if any part thereof shall be so expropriated and the Borrower cannot feasibly continue to operate its business with the part thereof not so expropriated (the foregoing being referred to as a "Complete Taking"), then, any payment payable in connection therewith shall be paid to the Bank and applied as follows: first, to the payment of delinquency, post maturity date charges, if any; second, to accrued and unpaid interest; third, to the reduction of the principal amount of the Loans; fourth, to any other unpaid sums whether or not then owing under this Agreement or the Security Documents, and any portion of any payment remaining thereafter shall be paid to the Borrower.

                  (c) Notwithstanding any taking by eminent domain, alteration of the grade of any street or other injury to or decrease in value of the Property by any Governmental Authority, the Borrower shall continue to make all payments due hereunder.

SECTION 15.15     PAYMENT OF TAXES

         Timely file or cause to be filed any and all tax returns and reports. Timely pay and discharge or cause to be paid and discharged any and all taxes and assessments, and any and all governmental impositions, fees, charges or levies (including but not limited to: any income taxes, municipal taxes, real estate and personal property taxes, social security, unemployment, workers compensation premiums), imposed upon it, its operations, or upon its income and profits, or upon any of its properties, real, personal or mixed, or upon any part thereof, or upon its payroll, by no later than the last day on which such taxes may be paid without incurring any penalty. The Borrower shall provide the Bank with evidence acceptable to the Bank of the aforesaid payments. Notwithstanding this clause, the Borrower shall have no obligation to pay such taxes as long as it shall be contesting the validity or amount of any such taxes in good faith.

SECTION 15.16     STATUTORY COMPLIANCE

         Comply in all material respects with all applicable statutes, regulations, judgments, decrees, resolutions and orders of, and all applicable restrictions imposed by, any and all governmental entities or authorities, judicial or administrative, applicable to the conduct of its business and activities, the ownership of its property, its licences and permits.

SECTION 15.17     CONTRACTUAL COMPLIANCE

         Comply with the terms and conditions of any indentures, agreements, contracts or other instruments to which it is a party and\or which may have a Material Adverse Effect on its ability to make payment under this Agreement.

SECTION 15.18     THE SECURITY DOCUMENTATION

         At its own cost and expense, forthwith and without any delay execute and deliver any certifications, statements, deeds, and other documents and instruments requested by the Bank that may be required, necessary and proper, in order to enable the Bank to record and create as valid first liens the Security Documents.

SECTION 15.19     NOTICE OF LITIGATION

         Furnish the Bank by notice in writing immediately upon the Borrower becoming aware:

                  (a) of any and all material litigation, administrative or arbitration proceedings before or of any court (judicial or administrative), or government authority, tribunal, arbitrator(s) or other body affecting the Borrower or any Subsidiary or which may be threatened, instituted or commenced and which is or is likely to have a Material Adverse Effect on the business(es), assets or financial condition of the Borrower or any Subsidiary or which does or is likely to have a Material Adverse Effect on the Borrower's or any Subsidiary's ability to perform its obligations under this Agreement;

                  (b) of any material and adverse development which shall occur in any litigation, arbitration, governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary to the Bank; and

                  (c) with copies of all written demands of one hundred thousand Dollars $100,000.00 or greater served upon the Borrower or any Subsidiary.

SECTION 15.20     EVENT OF DEFAULT NOTICE

         Notify the Bank in writing of any Event of Default or event which with the giving of notice, lapse of time, or other condition, would constitute an Event of Default forthwith upon the occurrence thereof.

SECTION 15.21     FOREIGN CURRENCY

         If applicable, maintain in good standing the required authorizations for and to diligently request the allocation of foreign currency for the service of these Loans and for the fulfilment of the other obligations of the Borrower under this Agreement.

SECTION 15.22     MAINTAIN FINANCIAL RATIOS

         (a) The Borrower shall, prior to the full repayment of the Bridge Loan, on a consolidated basis with the other Credit Parties, maintain, on a quarterly basis, the following ratios:

                  (i) A maximum ratio of the Acquisition Loan to EBITDA of 2.5:1.0.

                  (ii) A Debt Service Coverage Ratio at least equal to or greater than 1.25:1.00

                  (iii) A maximum ratio of the aggregate of the Acquisition Loan, Bridge Loan and any other debt owed to a third party lending institution to EBITDA of 4.00:1.00.

         (b) Upon the Borrower repaying all amounts outstanding under the Bridge Loan, the financial ratios set out in section l5.22(a) shall be adjusted pursuant to the mutual agreement of the Bank and the Borrower. If the parties are unable to reach a mutual agreement as to the adjusted ratios, the ratios as set out in
                  Section 15.22(a) shall continue to be effective.

SECTION 15.23     UP-STAMPING OF DEBENTURE

         In the event that: (i) any portion of the Bridge Loan remains outstanding and owing to the

Bank upon the termination of the agreed to six (6) month term, then within three
(3) Business Days of the end of such term, the Borrower shall submit whatever documentation or registrations are required together with whatever stamp duties are payable in order to up-stamp the Debenture by the total amount of the Bridge Loan outstanding at that time, and within thirty (30) days thereafter provide the Bank with confirmation from the Registrar of Land that the Debenture has been so up-stamped; and/or (ii) the Borrower desires to make a draw down under the Post Acquisition Revolving Loan and Bank determines pursuant to Section 12(b) that there is a need to up-stamp the Debenture in order to be adequately secured, the Borrower shall up-stamp the Debenture by an amount, sufficient to the Bank, to provide adequate security.

SECTION 15.24     REMEDIAL WORK

         Ensure that, as soon as reasonably possible, Ocean Conversion (Cayman) Ltd. completes all work and takes all steps necessary in order to ensure that Ocean Conversion (Cayman) Ltd. is in full compliance with all Environmental Laws.

SECTION 15.25     BAHAMAS INVESTMENT AUTHORITY

         Solely with respect to the acquisition of a controlling interest in Waterfields Limited Company, submit an application to the relevant Bahamian governmental authorities for the acquisition of a controlling interest, the grant by Waterfields Company Limited of a guarantee, and a pledge by the Borrower of such controlling interest to the Bank.

         SECTION 15.26 TERMINATION OF THE OCEAN CONVERSION (CAYMAN) LIMITED WATER PURCHASE AGREEMENT #3

Ensure that the Water Purchase Agreement #3 between the Borrower and Ocean Conversion (Cayman) Limited dated October 21, 1994, shall be mutually terminated as between the respective parties thereto and each party shall waive and release any claim, right or action it may have against the other in relation thereto whether it arose prior to the date hereof or subsequently.

                                   SECTION 16
                               GENERAL CONDITIONS

SECTION 16.1      BANKER'S REFERENCE LETTERS

         The Bank shall have received letters from the current bankers/financiers of each of the Credit Parties, acceptable to the Bank in its reasonable discretion, which state that based upon the relevant Credit Parties' financial history and dealings with their current bankers/financiers, such bankers and/or financiers consider the relevant Credit Party to be financially sound and desirable customers in that they have not defaulted on any obligations owed to such bankers or financiers.

SECTION 16.2      WORKING LOAN LIMITATIONS

         Notwithstanding anything to the contrary in this Agreement, the aggregate amount outstanding under the Working Loan shall at no time be greater than the Borrowing Base.

SECTION 16.3      AGGREGATE PURCHASE PRICE

         The aggregate purchase price of the shareholdings being acquired in the Subsidiaries shall be equal to or less than the aggregate amount of the Acquisition Loan and the Bridge Loan.

                                   SECTION 17
                                     DEFAULT

SECTION 17.1      EVENTS OF DEFAULT

         Any one or more of the following shall constitute an Event of Default hereunder:

                  (a) Borrower fails to pay when due any instalment of either principal or interest under this Agreement;

                  (b) Borrower fails to pay when due any other amount (other than as set out in a) above) payable under this Agreement, and such default continues unremedied for a period of at least three (3) days after notice thereof has been given to the Borrower;

                  (c) any licence, permit or consent, obtained by the Borrower shall lapse, unless the Borrower has applied for the renewal of such licence, permit or consent prior to its expiry and is diligently following up same, and there is a reasonable expectation of the grant of the renewal;

                  (d) any material representation or statement made by the Borrower or any party (other than the Bank) in relation to this Agreement, any Security Document or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading in any material respect as of the date when made, unless (a) the condition giving rise to such false or incorrect representation or warranty is capable of being remedied (in the reasonable determination of the Bank), and the party making such statement has commenced and is diligently pursuing such efforts to effectuate a cure within fifteen (15) days after such party first learns or should have learned, after due inquiry, that such representation or warranty was incorrect or misleading, provided that the party in question shall have an additional thirty (30) days or such additional time as shall be necessary to remedy such condition (in the reasonable determination of the Bank) if, in the reasonable determination of the Bank, such condition while curable, is not susceptible of cure within the initial fifteen (15) day period, or (b) the failure of such representation or warranty could not reasonably be expected to have a material adverse effect on the financial condition, operations, assets, business or properties of such party;

                  (e) an event of default shall occur under a Security Document and is not cured prior to the expiration of any applicable grace or notice period;

                  (f) the validity or enforceability of this Agreement or any of the Security Documents shall be successfully contested by any government authority, third party or any agency or instrumentality thereof;

                           (g) Borrower or any Subsidiary shall become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors, or Borrower or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property, or such receiver, trustee or similar officer shall be appointed without the application or consent of Borrower or any Subsidiary and such appointment shall continue undischarged for a period of 60 days, or Borrower or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) against Borrower or any Subsidiary any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to them under the laws of any jurisdiction or any such proceeding shall be instituted (by petition, application or otherwise) against Borrower or any Subsidiary and shall remain undismissed for a period of 60 days; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against material assets of Borrower or any Subsidiary and such judgment, writ or similar process shall not be released, vacated or fully bonded within 30 days after its issue or levy;

                  (h) Borrower fails for a term in excess of 15 days after being so requested in writing to reimburse to the Bank any amounts that the latter has properly incurred, expended or disbursed because of the Borrower's failure to comply with any of its obligations, covenants or undertakings under this Agreement or under the relevant Security Documents;

                  (i) any judgment, injunction or decree is entered or issued and becomes final and beyond appeal against Borrower or any Subsidiary, preventing the same from continuing to operate a material part or all of its business affairs in the normal course of business;

                  (j) any execution or other legal process to secure the effectiveness of a judgment is issued against Borrower or any Subsidiary affecting a material portion of its assets or property or preventing it from operating its business in the normal course, and Borrower or any Subsidiary fail, for a term in excess of 60 days after being served with a copy of the same, to have the same stayed, quashed, cancelled or set aside;

                  (k) if judgment, decree or order final and beyond appeal is entered or issued against Borrower or any Subsidiary in an amount in excess of two hundred and fifty thousand Dollars $250,000.00 and remains unsatisfied for a period in excess of 60 days;

                  (l) Borrower fails to pay when due any payment for land taxes or municipal charges over the Property secured to the Bank, provided that the Borrower is not contesting such taxes in good faith;

                  (m) Borrower fails to use the proceeds of the respective Loans for the purposes as set out in Section 2.2, 3.1 and 3.3 of this Agreement respectively;

                  (n) the Borrower fails to maintain its Assets, and fails to take reasonable steps to remedy such breach after it has received 15 days written notice from the Bank to do so;

                  (o) any material provision of any Security Document after delivery thereof pursuant to Section 5 shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto unless the applicable Borrower or Subsidiary shall within ten (10) days after notice thereof by Bank execute and deliver such further instruments and agreements and take such further actions as shall be necessary in the Bank's reasonable judgment to afford the Bank with all of the rights and benefits contemplated by the terms of the Security Documents notwithstanding the invalidity or unenforceability of such material provision, or the Borrower or any Subsidiary shall claim in writing that any material provision of any Security Document is invalid or enforceable as against the Borrower or any Subsidiary;

                  (p) any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected security interest in any, i) material portion of the Property, or ii) item or items of security described in the Security Documents, the loss of which would have a Material Adverse Effect on Bank's security, and in either event, if any claim with priority to the security interest created by the Security Documents shall be upheld by any court of competent jurisdiction or shall be consented to by the Borrower, other than the existing liens on the Property and other security contemplated herein;

                  (q) Borrower or any Subsidiary shall fail to perform or observe, after any applicable notice or grace period, any term, covenant or condition contained in, i) this Agreement, ii) in any of the Security Documents, or
                           iii) any other material agreement or instrument to which Borrower or any Subsidiary is a party, and such failure has a Material Adverse Effect on the Borrower;

                  (r) without the prior written consent of the Bank, the Borrower ceases to carry on the business it carries on at the date hereof or enters into any unrelated business;

                  (s) there is a change in the Borrower or any Subsidiary which has a Material Adverse Effect; and

                  (t) Any part of the Bridge Loan remains outstanding and unpaid to the Bank at the end of the six (6) month term thereof and the Debenture has not, within thirty
                           (30) Business Days from the end of such term, been up-stamped by the amount of the Bridge Loan which remains outstanding at that time.

SECTION 17.2      ACCELERATION

                  (a) If any Event of Default occurs, the Bank may, at its option, and without notice to the Borrower, after expiration of any applicable cure period; a) declare the balance owing under the Loans to be immediately due and payable including any accrued interest, commission, costs and any other amounts due pursuant to the terms of this Agreement; and b) declare that any undrawn portion of the Loans shall be cancelled; provided, however, that in the event of an actual or deemed entry or an order for relief with respect to the Borrower under the applicable laws of Cayman regarding bankruptcy, reorganization or judicial administration, the balance of the Loans, together with interest and all such amounts shall automatically become and be due and payable.

                  (b) If pursuant to Sub-section (a) above the Bank declares the Advances to be due and payable, then at any time thereafter the Bank may select an Interest Period of three months or less.

                  (c) Thereafter the Bank may proceed to exercise all its rights and recourses granted to it by the law, to enforce collection by summary proceedings or otherwise, to foreclose any and all warranties, without being required to present any request, demand, protest or notification of any kind and to enforce any Guarantee at its option.

SECTION 17.3      SET OFF

                  (a) Except to the extent such accounts are pledged, assigned or hypothecated to creditors other than the Bank, pursuant to written agreement given by the Bank, following an Event of Default, the Bank may, at its option, combine, consolidate or merge all or any of the Borrower's accounts with any liabilities to the Bank, and may set off or transfer any sum standing to the credit of any such accounts in or towards the satisfaction of any of the Borrower's liabilities to the Bank under this Agreement, and may do so notwithstanding that the balance on such accounts and liabilities may not be expressed in the same currency.

                  (b) For the purposes of the foregoing accounts, monies or investments held whether in trust or otherwise for or on behalf of the Borrower by any branch of the Bank wheresoever situated shall be treated as if such accounts, monies or investments were held by the Bank and the rights of the Bank under sub section (a) above shall apply to such accounts, monies or investments as if they were held by the Bank.

SECTION 17.4      OTHER REMEDIES

         If an Event of Default occurs, in addition to the remedies provided in the above subsection, the Bank shall also be entitled to:

                  (a) Any other remedies and rights provided in this Agreement or any of the Security Documents; and

                  (b)      any other remedies at law or equity.

SECTION 17.5      DEFAULT INDEMNITY

         The Borrower shall indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of:

                  (a)      The occurrence of any Event of Default;

                  (b)      any action taken or not taken by the Bank under
                           Section 17.2 above, included but not limited to any loss incurred in liquidating or funding the Loans or any part thereof, as to which the certificate of the Bank shall, in the absence of manifest error, be conclusive; and

                  (c) such indemnity shall include all reasonable legal costs and expenses (including reasonable attorneys fees on a full indemnity basis) incurred by the Bank in connection with any of the foregoing matters including without limitation, the enforcement by the Bank of all its legal rights under this Agreement.

                                   SECTION 18
                                  MISCELLANEOUS

SECTION 18.1      COSTS AND EXPENSES

                  (a) The Borrower shall forthwith on demand of the Bank and whether or not the Loans are disbursed, pay to the Bank such amounts as are necessary fully to reimburse the Bank for all the customary costs, charges and expenses (including, without limitation, external and in house legal fees and expenses), communication, travel and all other out-of-pocket expenses incurred in the preparation, execution, administration, monitoring and enforcement of this Agreement ( including the costs of a Receiver) and the Security Documents.

                  (b)      In addition to the amount contemplated in sub-section
                           a) above, the Borrower shall, forthwith on demand of the Bank, pay all present and future stamp and other like duties (including interest and penalties, if any) payable in respect of the Security Documents and the registration, recording and other like governmental fees, if any, to which this Agreement, the Security Documents or any other document or instrument issued in relation herewith may be subject or give rise to.

                  (c) The Borrower shall, from time to time on demand of the Bank, reimburse the Bank for all expenses incurred by the Bank in remedying any breach of Environmental Laws, policies or guidelines which may have occurred or as a result of any environmental remedial action taken by the Bank on behalf of the Borrower. In the event that the Borrower does not provide immediate reimbursement, the Bank shall be entitled to add all expenses arising pursuant hereto to the principal outstanding under the Loans and all amounts arising hereunder shall apply mutatis mutandis to the provisions of this Agreement relating to outstanding principal.

                  (d) A certificate signed by an officer of the Bank setting out the expenses in connection with this section shall be deemed to be presumptive evidence of such expenses.

                  (e) The obligations of the Borrower under this Section shall survive the repayment of the Loans and the payment of all interest due thereon and other sums payable hereunder.

SECTION 18.2      NO JOINT VENTURE

         Nothing herein contained shall constitute or be construed to be or to create a joint venture and or a partnership between the Borrower and the Bank. The Bank does not assume and shall not bear any business risks directly or indirectly related to the Borrower.

SECTION 18.3      BANK'S OPTION RIGHT TO PAY OR PERFORM IN BORROWER'S STEAD

         The Borrower agrees that, upon the occurrence of an Event of Default the Bank shall have the right without notice to the Borrower to advance all or any part of amounts owing or to perform any or all required actions. No such advance or performance shall be deemed to have cured such default by the Borrower or any Event of Default with respect thereto. All sums advanced and all expenses incurred by the Bank in connection with such advances or actions, and all other sums advanced or expenses incurred by the Bank hereunder or under applicable law (whether required or optional and whether indemnified hereunder or not) shall bear interest at the post-maturity rate as . set out in Section 6.4 hereof, be reimbursed by Borrower, and shall be secured by the Charge and Debenture. The Borrower hereby appoints the Bank its true and lawful attorney-in-fact to make the payments and effect the performance contemplated by the aforesaid provisions of this Section in the name and on behalf of the Borrower. This power, being coupled with an interest, shall be irrevocable so long as any amounts shall remain unpaid.

SECTION 18.4      ASSIGNMENT, PARTICIPATION BY THE BANK

         The Bank may, at no cost to the Borrower, assign to one or more banks or other Persons, or may grant participations to one or more banks or other Persons in or to all or any part of the Loans and the Bank's rights and obligations under the Security Documents.

SECTION 18.5      PUBLICITY

                  The Bank shall, upon obtaining the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, have the right to publicize that it has granted financing to the Borrower.

SECTION 18.6      SEVERABILITY

         Any provision of this Agreement that is held to be inoperative, unenforceable or invalid in whole or in part as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid to such extent without affecting the remaining provisions or the operation, enforceability or validity of that provision as to the other party or in any other jurisdiction and to this end, the provisions of this Agreement are declared to be severable.

SECTION 18.7      NO WAIVER, CUMULATIVE REMEDIES

                  (a) No failure or delay by the Bank in exercising any right, remedy, power or privilege under this Agreement or any of the other Security Documents shall operate as a waiver thereof. The partial or single exercise of any right, remedy, power or privilege under this Agreement or any of the other Security Documents shall not operate as a waiver or as an estoppel regarding any rights under the same. All rights and remedies provided in this Agreement and the other Security Documents are cumulative and may be exercised contemporaneously or successively, and are in addition and not exclusive of any other rights and remedies provided by law.

                  (b) Any waiver by either party of a breach of any part of this Agreement caused by the other party will not operate as or be interpreted as a waiver of any other breach. The failure of a party to insist on strict adherence to any term of the Agreement on one or more occasions is not to be considered to be a waiver of any of its rights under this Agreement or to deprive that party of the right to insist upon strict adherence to that term or any other term in the future. No waiver shall be of any effect unless it is in writing and authenticated by the waiving party.

SECTION 18.8      SURVIVAL

         All representations and warranties made by the Borrower in this Agreement and the other Security Documents, its covenants and undertakings therein, shall survive the execution of the same and the disbursements of the Loans, and shall continue in full force and effect until the Loans are paid in full, all for a period exceeding such payment in the cases so established in this Agreement.

SECTION 18.9      JUDGMENT CURRENCY

         If for the purpose of obtaining judgment in any court or for any other purpose hereunder it is necessary to convert an amount due hereunder in the currency in which it is due (the "Original Currency") into another currency (the "Judgement Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Bank could purchase, in the New York foreign exchange market, at the Bank's option, the Original Currency with the Judgement Currency on the date two Business Days preceding that on which judgment is given. The Borrower agrees that its obligation in respect of any Original Currency due from it to the Bank shall, notwithstanding any judgment of payment in such other currency, be discharged only to the extent that, on the Business Day following receipt of any sum so paid or adjudged to be due hereunder in the Judgement Currency, the Bank may, in accordance with normal banking procedures, purchase, in the New York foreign exchange markets, the Original Currency with the amount of the Judgement Currency so paid or so adjudged to be due; and, if the amount of the Original Currency so purchased is less than the amount originally due in the Original Currency, the Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Bank against such loss.

SECTION 18.10     NOTICES

         All notices, requests, consents, demands, directions, agreements or other instruments or communications between the Bank and the Borrower required to be given hereunder shall be in writing and shall be; (a) sent by private courier service, next day delivery, or by telefax, or other similar form of rapid transmission, confirmed by sending (by private courier service, next day delivery) written confirmation; or (b) personally delivered to the receiving party or, if not an individual, to an officer or general partner of the receiving party. All such communications shall be sent or delivered addressed as follows:

         If to the Borrower:
         Consolidated Water Co. Ltd.
         P.O.Box 1114 GT
         Trafalgar House
         Grand Cayman, Cayman Islands.

         Attn: Mr. Jeffrey Parker
         Telephone No: 345-945-4277
         Fax No:       345-949-2957

         If to the Bank:

         Scotiabank (Cayman Islands) Ltd.
         Scotia Centre,
         Cardinal Avenue,
         P.O.Box 689,
         Grand Cayman.

         Attn: Commercial Banking Manager

         Telephone: 345-949-7666
         Fax #     345- 949-5130

         Any party hereto may, by notice given hereunder, designate any further or different addresses to which subsequent notices, requests or other communications shall be sent. All such notices and other communications shall be effective when received.

SECTION 18.11 APPLICABLE LAW & JURISDICTION

                  (a) This Agreement and all other Security Documents shall be construed and enforced in accordance with, and governed by, the laws of Cayman.

                  (b) The parties hereto irrevocably submit to the jurisdiction of the courts of Cayman.

                  (c) The submission to the jurisdiction of the courts of Cayman shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

SECTION 18.12     EXECUTION IN COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 18.13     INTERPRETATION

                  (a) This Agreement and each of the other Security Documents supplement each other.

                  (b) In this Agreement, the singular includes the plural and vice versa, and references to any gender include any other gender.

                  (c) The clause headings and the titles of the paragraphs and sections of this Agreement and other Security Documents are inserted for convenience only and shall be ignored in construing this Agreement. References to sections are references to sections in this Agreement.

SECTION 18.14     THE BANK'S DISCRETION

                  (a) Except as otherwise indicated, whenever the Bank's judgment, consent or approval is required hereunder for any matter, or the Bank shall have an option or election hereunder, such judgment, the decision as to whether or not to consider or approve the same or the exercise of such option or election shall be in the sole discretion of the Bank, acting reasonably.

                  (b) Notwithstanding anything contained in any of the Security Documents to the contrary, in the event that the Bank i) fails or refuses to grant consent or approval when required hereunder or under any other Security Document for any matter or ii) acts unreasonably or unreasonably withholds or delays acting in any circumstance where by law or under this Agreement or the other Security Documents it has an obligation to act reasonably or promptly, the parties agree that the damages which might arise as a result of any such actions are incapable of accurate determination, and accordingly agree that the remedies of specific performance and injunctive relief are and should be the sole remedies of the Borrower against the Bank with respect to such actions, and the Borrower hereby irrevocably and unconditionally waives all claims for damages with respect thereto, provided however the aforegoing shall not apply if the Bank has acted with gross negligence or wilful misconduct.

SECTION 18.15 MODIFICATION, AMENDMENT

         The Agreement and the other Security Documents may not be modified, altered nor amended in any manner whatsoever, except by another written agreement executed by the parties with the same solemnities as the document being modified, altered or amended.

SECTION 18.16     ENTIRE AGREEMENT

         The Agreement and the other Security Documents contain all of the representations and warranties, undertakings, covenants and agreements between the parties. All prior negotiations, understandings, undertakings, covenants, representations and agreements, whether oral or written, in connection with the Loans are merged herein.

SECTION 18.17     JUDGMENT ON A COVENANT

         The taking of a judgment or judgments on any covenant or covenants herein contained shall not operate as a merger of the said covenant or covenants or affect the Bank's right to interest at the rate and times herein set forth.

                 REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK

SIGNED, SEALED, AND DELIVERED

CONSOLIDATED WATER CO. LTD

By: /s/ Jeffrey M. Parker
    ------------------------
Authorized Signatory

SCOTIABANK (CAYMAN ISLANDS) LTD.

By: /s/ Alan Brody
    ------------------------

Authorized Signatory

                                     ANNEX A
                                  DEFINITIONS

         "ACQUISITION" means the acquisition by the Borrower of the Shares.

         "ACQUISITION LOAN" shall have the meaning ascribed to it in Section 3.2(a) of this Agreement and includes where the context requires the Post Acquisition Revolving Loan.

         "ADVANCE" means, the principal amount of each borrowing from the Bank by the Borrower.

         "AFFILIATE" means, with respect to any Person, (a) any other Person that is directly or indirectly controlled by, under common control with or controls such Person, (b) any other Person owning beneficially or controlling more than twenty percent (20%) of the Voting Stock of such Person, or (c) any officer, director or partner of such Person. As used herein, the term "control" is defined hereunder.

         "AGREEMENT" means, the Loan Agreement dated February 7th, 2003 between Consolidated Water Co. Ltd. and Scotiabank (Cayman Islands) Ltd.

         "ALTERNATIVE RATE" shall have the meaning ascribed to it in Section 10.2(c) of the Agreement.

         "APPLICABLE MARGIN" shall have the meaning set out in Section 6.l(d).

         "ASSETS" means, in respect of the Borrower and each of the Subsidiaries, their respective moveable assets, equipment, machinery, and structures.

         "AUTHORIZED SIGNATORY" means, at any time, in relation to any party and any communication to be made or any document to be executed or certified by it, any person or persons who is or are at such time duly authorized by or pursuant to board resolutions, equivalent corporate or other action or in such other manner as may be acceptable to the party receiving such communication to make such communication or to execute or certify such document on behalf of such party.

         "BANK" means Scotiabank (Cayman Islands) Ltd. as more fully described at the beginning of this Agreement.

         "BASE RATE" means, the variable per annum reference rate of interest (as announced and adjusted by Scotiabank (Cayman Islands) Ltd. from time to time in Grand Cayman, Cayman Islands) for United States dollar loans used as a reference by borrowers in their day to day operations, or by third parties, and which rate the Borrower and the Bank select for the purposes of the Working Loan. The Borrower hereby acknowledges that such rate is objectively determined and publicly known. Base Rate is subject to periodic changes and each change in Base Rate will simultaneously cause a change, effective at the beginning of that day, in the rate of interest charged to Borrower for Advances under the Working Loan for which interest is being charged based upon the Base Rate.

         "BINDING SALE AGREEMENTS" means, various agreements of purchase and sale in respect of the Shares of each of the Subsidiaries copies of which have been supplied to the Bank, and which are fully executed and represent legally binding obligations upon the Borrower, as purchaser, and each respective vendor to close the transaction.

         "BORROWER" means Consolidated Water Co. Ltd., as more fully described at the beginning of this Agreement.

         "BORROWING BASE" means, the aggregate of, (i) seventy-five percent (75%) of the consolidated good quality accounts receivable excluding,
         (a) accounts receivable greater than ninety (90) days after the date of the invoice, (b) offsets, (c) accounts receivable which are in default, and (d) accounts receivable between the Borrower and any Affiliate, shareholder of the Borrower or any Affiliate or any officer of Borrower or Affiliate plus fifty percent (50%) of the Borrower's consolidated net inventory, less security interests or charges held by other parties and specific payables which have or may have priority interest over the Bank's security.

         "BRIDGE LOAN" shall have the meaning ascribed to it in Section 3.2 of this Agreement.

         "BUSINESS DAY" means;

         (a) as to LIBOR funded portions of the Loan, a day on which dealings are carried on in the London interbank market and banks are open for business in London, New York, Toronto and Cayman; and

         (b) as to Fixed and Base Rate funded portions of the Loan, a day on which banks are open for business in New York, Toronto and Cayman.

         "CASH FLOW" means, the consolidated net income (that is, the aggregate of all amounts which would be included as net income on the annual audited Financial Statements of the Borrower on a consolidated basis) of the Borrower for a Financial Year, plus non-cash charges, less capital expenditure and all debt repayment for such Financial Year.

         "CAYMAN" means, The Cayman Islands.

         "COLLATERAL CHARGE" means, a charge, in prescribed form, of the Property pursuant to the Registered Land Law.

         "CONTAMINANT" means, any waste, pollutant, hazardous substance, toxic substance, hazardous waste and any substance regulated or forming the basis of liability under any Environmental Law, including, without limitation, any special waste, petroleum or petroleum-derived substance or waste, or any constituent of such substance or waste.

         "CONTROL" means, possession by the Borrower, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

         "CREDIT PARTY" means, any one of the Borrower or the Guarantors.

         "DEBENTURE" means, the substituted first ranking Debenture, stamped initially to secure an amount of $22 million bearing even date herewith as executed by the Borrower in a format acceptable to the Bank.

         "DEBT" means, the aggregate outstanding and unpaid Indebtedness of the relevant Credit Party (taking into consideration any requested Advance).

         "DEBT SERVICE COVERAGE RATIO" means, for any period, EBITDA divided by the current portion of long term debt plus short term bank debt plus interest on these items.

         "DOLLARS"and "$" each means, lawful currency of the United States of America. (All currency figures referred to in this Agreement are in lawful currency of the United States of America unless set out to the contrary).

         "DRAW DOWN DATE" means, any date upon which an Advance is made by the Bank to the Borrower pursuant to the terms of this Agreement.

         "DRAW DOWN NOTICE" means, any valid and effective notice received by the Bank from the Borrower with respect to the draw down of an Advance, substantially in the form set out in Schedule 2.

         "EBITDA" means, for any Financial Year, the Net Income of the Borrower for such period plus; (a) to the extent deducted in determining such Net Income for such period, the aggregate amount of, (i) interest expense (excluding amortization of debt expense incurred in connection with the Loans hereunder), (ii) Taxes, (iii) depreciation, (iv) amortization and other similar non-cash charges, and (v) any extraordinary or other non-recurring non-cash loss minus; (b) any extraordinary or other non-recurring gain, confirmed by the consolidated Financial Statements of the Borrower.

         "ENVIRONMENTAL LAW" means, all laws, statutes, ordinances and regulations, now or hereafter in effect in Cayman and any other jurisdiction in which a Subsidiary carries on business, and in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent decree or judgment, relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).

         "ENVIRONMENTAL LIABILITIES AND COSTS" means, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, , costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Permit, order or agreement with any governmental authority or other Person, which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of the Property.

         "ENVIRONMENTAL LIEN" means, any lien in favour of any governmental authority for Environmental Liabilities and Costs.

         "EVENT OF DEFAULT" means, any one or more of the events or circumstances specified in Section 17.1.

         "FINANCIAL STATEMENTS" means, a balance sheet and statement of profit and loss account and statement of cash flow, including all notes thereto and in the case of audited Financial Statements, the auditor's report and the chairman's or director's report(s), if any, prepared in accordance with GAAP; and a monthly balance sheet and profit and loss statement in a form as reasonably agreed to by the Bank.

         "FINANCIAL YEAR" means, the accounting period of the Borrower commencing each year on 1st January and ending on 31st December or such other accounting period of the Borrower, as the Borrower may from time to time designate as its accounting year with the Bank's prior written approval.

         "FIXED RATE" means, the rate of interest per annum, quoted, by the Bank, when available, and at the Bank's sole discretion, for a fixed period of time, and accepted by the Borrower.

         "FIXED RATE FUNDING OPTION" shall have the meaning ascribed to it in
         Section 6.3 of the Agreement.

         "GAAP" means, generally accepted accounting principles of the United States of America in effect from time to time, applied on a consistent basis as to classification of items and accounts.

         "GOCI LETTER OF CREDIT" means the standby letter of credit or letter of guarantee issued by the Bank at the request of the Borrower, for a term of no greater than six (6) months from the date of issue, in a format acceptable to the Bank in its reasonable discretion, and the issuance of which shall constitute an advance under the Working Loan.

         "GOVERNMENTAL AUTHORITY" means, any department, commission, statutory board, bureau or instrumentality of the government of Cayman or any governmental or quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Property, the Borrower or the Bank;

         "GUARANTEE(S)" means, the various corporate guarantees to be provided by the Guarantors to the Bank.

         "GUARANTORS" means, DesalCo (Barbados) Ltd., and DesalCo Limited.

         "INDEBTEDNESS" means, for any Person, all obligations of such Person for borrowed money, whether present or future, actual or contingent, or for the repayment of which such Person, either directly or indirectly, is obliged or otherwise responsible (including without limitation any such obligations evidenced by bonds, debentures, notes or other similar instruments but excluding any obligation to pay trade credit in the normal course of business).

         "INTEREST CALCULATION DATE" shall have the meaning ascribed to it
         Section 6.2(a) of the Agreement.

         "INTEREST PERIOD" means, the period beginning on (and including) the date on which an Advance pursuant to the Term or Bridge Loan is made or remains outstanding pursuant to Section 6.1 and shall end on (but exclude) the day which numerically corresponds to such date one, three, six or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 6.1b) and c); provided, however, that:-

         (a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than four (4) different dates;

         (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

         (c) no Interest Period may end later than the last day for the repayment of the final instalment of principal; and

         (d) if the Borrower fails to give such notice of its selection in relation to an Interest Period, the duration of that Interest Period shall be one (1) month.

         "LIBOR" means, for any Interest Period, the rate of interest per annum at which deposits of equal or like amounts in Dollars for delivery on the first day of such Interest Period and for the durations thereof, appear on the relevant page of the Telerate screen (Page 3750) at or about 11:00 A.M. (London time) two (2) Business Days before the first day of an Interest Period.

         "LIBO RATE" means, the sum of LIBOR for any relevant Interest Period plus the applicable margin.

         "LIBO RATE LOAN" means, a facility bearing interest, at all times during an Interest Period applicable to such facility, at a fixed rate of interest determined by reference to the LIBO Rate;

         "LOANS" collectively means, each of the Working Loan, the Acquisition and Post Acquisition Revolving Loan and the Bridge Loan, and the principal amount outstanding, and accrued interest payable, from time to time, thereunder.

         "MATERIAL ADVERSE EFFECT", with respect to a Person, means, an effect, resulting from any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), materially adverse to the financial condition, business operations, assets or revenues, when taken as a whole, of such Person.

         "MAXIMUM RATE" shall have the meaning ascribed to it in Section 6.7 of the Agreement.

         "NET INCOME" means, for any period, the aggregate of all amounts which, in accordance with generally accepted accounting principles of the United States of America, would be included as net income on the annual audited Financial Statements of the Borrower.

         "PERMIT" means any permit, approval, authorization, license, variance or permission required from a governmental authority under an applicable Requirement of Law.

         "PERSON" means an individual, partnership, corporation (including, without limitation, a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a governmental authority.

         "POST ACQUISITION REVOLVING LOAN" shall have the meaning ascribed to it in Section 3.2(b) of this Agreement.

         "PREPAYMENT" means, a non-scheduled repayment of all or any portion of the principal amount of the Loan.

         "PROPERTY" is defined in recital A) of the Agreement, and includes all improvements on and under the land, together with all rights, easements, rights of way and other appurtenances.

         "RELEASE" any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of the Properties, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, ground water or property, except that which is legally permissible.

         "REMEDIAL ACTION" means, all actions required or voluntarily undertaken to; a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         "REPAYMENT DATE" means, the date upon which the final payment or instalment is due and payable in respect of the relevant Loan.

         "REQUIREMENT OF LAW" means, as to any Person, all laws, rules and regulations, including, without limitation, Environmental Laws, and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "SECURITY DOCUMENTS" means, all those documents as set out in Section 5 of this Agreement, and any amendments, waivers or substitutions thereof and any document agreed between the Borrower and the Bank to be a Security Document.

         "SHARES" means, the shares, partnership interests or any other form or instrument of ownership of each of the various Subsidiaries acquired by the Borrower.

         "SUBSIDIARIES" means, the Guarantors, Ocean Conversion (Cayman) Ltd., Ocean Conversion (BVI) Limited, Waterfields Company Limited, or any other company in which the Borrower acquires an interest using the funds provided pursuant to this Agreement; provided that each such company shall only be considered a Subsidiary once the Borrower has completed the purchase of the shares of such company.

         "SUBSIDIARY LOAN" means any loan or financing provided by the Bank to a Subsidiary.

         "SUBSTITUTE BASIS" shall have the meaning ascribed to it in Section 10.3(b) of the Agreement.

         "TAX" or "TAXES" means any and all income, withholding or other taxes, or other governmental levies, imposts, deductions, charges, compulsory loans and withholdings whatsoever together with interest thereon and penalties thereto, if any.

         "WORKING CAPITAL" means, the difference in value between the current assets and current liabilities of the Borrower, as defined by GAAP.

         "WORKING LOAN" shall have the meaning ascribed to it in Section 2.1 of this Agreement.

                       SCHEDULE "A" TO THE LOAN AGREEMENT

                        LEGAL DESCRIPTION OF THE PROPERTY

Parcels 8 and 469 in Block 9A of the West Bay North East Registration Section of Grand Cayman, parcels 8 and 40 in Block 11D of the West Bay Beach North Registration Section of Grand Cayman.

Leasehold interest in parcel 79 REM 1/2 in Block 12D of the West Bay Beach South Registration Section of Grand Cayman.

                     SCHEDULE"3.6(a)"TO THE LOAN AGREEMENT
                                DRAWDOWN NOTICE

Commercial Banking Manager
Scotiabank (Cayman Islands) Ltd.
Scotia Centre P.O. Box 699,
Cardinal Avenue George Town,
Grand Cayman Cayman Islands

Re: Drawdown Notice

Pursuant to Section 3.6 of the Loan Agreement (the "Loan Agreement") dated
           , 2003 between CONSOLIDATED WATER CO. LTD., a company incorporated under the laws of The Cayman Islands (the "Borrower") and Scotiabank (Cayman Islands) Ltd. (the "Bank"), the Borrower hereby irrevocably requests an Advance as follows:

         a) from the ACQUISITION LOAN of the sum of US$20,000,000.00 (twenty million) on the_____day of______.

         b) from the BRIDGE LOAN of the sum of US$___________ on the_______day of________.

All capitalized terms not elsewhere defined in this Drawdown Notice shall have the respective meaning ascribed to such terms in the Loan Agreement. The Borrower requests that the Advance be made as a LIBO Rate Loan having an interest period of_______________ months.

The Borrower hereby confirms that (a) all conditions to the above requested Advance, as set forth in the Loan Agreement have been satisfied or waived, and
(b) all of the documentation delivered to the Lender on behalf of the Borrower in compliance with the conditions precedent to an Advance are true and correct originals or copies (as the case may be).

Further, the Borrower hereby acknowledges that, pursuant to Section 13 of the Loan Agreement, the delivery of this Drawdown Notice constitutes a representation and warranty by the Borrower that, on the date of such Advance, and before and after giving effect thereto and to the application of the proceeds therefrom all statements set forth in Section 13 are true and correct in all material respects.

The undersigned certifies that they are an Authorized Signatory of the Borrower and in such capacity is authorized to execute and deliver this Drawdown Notice on behalf of the Borrower.

The Advance shall be paid as follows:

         1. US$                to [details of payment to Vendors to be set out];

         2. US$[insert amount] to the Bank in payment of the fees due to the Bank;

         3. US$ [insert agreed amount] to the Bank in payment of the legal fees for the work attended to with respect to this loan transaction, including stamp taxes and disbursements.

                                                CONSOLIDATED WATER CO. LTD.

                                                Per:____________________________
                                                Authorized Signatory

                     SCHEDULE "5.2(d)" TO THE LOAN AGREEMENT

The following list comprises insurance policies required by Section 15.6:

Type of Insurance       Name of Insurance       Maximum Insurable       Details
Policy                  Company                 Benefits
Public and Products     Royal and Sun           CI$1,000,000.00         Coverage in the
Liability               Alliance Insurance                              Cayman Islands and
Policy No.              (Bahamas)Limited                                the Bahamas only.
APL 099907863                                                           Deductible of
                                                                        CI$1,000.00 per loss.

Loss of Profit          Royal and Sun           CI$5,203,000.00
Policy No.              Alliance (Bahamas)
CBI 099907861           Limited

Plant and Equipment     Royal and Sun           C1$5,172,415.00         Deductible 1% of sum
all risks               Alliance (Bahamas)                              insured per item -
Policy No.              Limited                                         minimum
EMB09990823Y/03                                                         CI$1,000.00

Property all risk       Royal and Sun           CI$2,200,000.00         Coverage for
Policy No.              Alliance (Bahamas)                              buildings and storage
CFA 099907860/01        Limited                                         tanks. Deductible 2%
                                                                        of sum insured per
                                                                        item.

                             GUARANTEE SCHEDULE 14.2

Upon completion of the acquisition, the Borrower is securing the release of or giving its own replacement guarantee for the following:

         A guarantee limited to US$2,400,000.00 in respect of the obligations of OCC by EGL in favour of The Bank of N.T. Butterfield & Son Limited undated but executed by virtue of a resolution of the directors of EGL passed on 5(th) March 2002;

         A guarantee in respect of the obligations of OCC by EGL in favour of the Governor of the Cayman Islands dated 5 May 1994.

         A guarantee limited to US$343,750.00 in respect of the obligations of OCBVI by EGL in favour of The Bank of N.T. Butterfield & Son Limited dated 14(th) May 2002; and

         A guarantee limited to US$343,750.00 in respect of the obligations of OCBVI by NAMF in favour of The Bank of N.T. Butterfield & Son Limited dated 14(th) May 2002.

                     SCHEDULE "15.4" TO THE LOAN AGREEMENT

The following list comprises all licenses and permits currently held by the Borrower and required in order to conduct its business as is currently be conducted at the time of execution of the Loan Agreement:

         Trade and Business (Licensing) Board license to carry on business of Suppliers of Desalinated Water, License No. 16551/02 valid until May 2, 2003.

         License to Produce Potable Water granted by the Cayman Islands Government dated July 11, 1990 and for a stated term of 20 years.